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DUTCHFORK BANCSHARES, INC. THIRD QUARTER EARNINGS
Friday August 1, 11:32 am ET

NEWBERRY, S.C.--(BUSINESS WIRE)--Aug. 1, 2003--DutchFork Bancshares, Inc. (Nasdaq SmallCap: DFBS - News) announced earnings of $1,058,722 for the third
                  ----   ----
quarter ending June 30, 2003 compared to earnings of $618,251 for the third quarter of fiscal 2002.

Basic earnings per share were $1.07 for the third quarter ending June 30, 2003 compared to $.54 for the comparable period in 2002.

Net interest income after provisions for loan losses for the third quarter of fiscal 2003 was $1,822,559 compared to $1,561,317 for the same period of 2002. The increase in net interest income after provisions for loan losses is primarily due to lower funding costs. Total interest income was $2,986,104 for the three months ended June 30, 2003, a $155,567 decrease from the same period in 2002 primarily due to decreased assets and the lower interest rate environment. Interest expense for the third quarter of 2003 was $1,133,545, a decrease of $446,809 from the same period of 2002. The decrease in interest expense is primarily due to reduced funding costs.

Non-interest income for the third quarter of fiscal 2003 was $714,967 representing an increase of $110,799 from the $604,168 posted in the same quarter of 2002. The increase in non-interest income is largely due to an increase of $67,581 in gains on sales of securities.

Non-interest expense for the quarter ending June 30, 2003 was $1,192,780 compared to $1,198,295 for the same period of 2002.

Net income for the nine months ended June 30, 2003 increased by $762,862 to $2,510,744 when compared to the same period for the prior year. Net interest income, after the provision for loan losses, decreased by $689,859, and non-interest income increased by $1,312,952. The increase in non-interest income was primarily due to gains on the sales of securities during the nine-month period ended June 30, 2003.

At June 30, 2003, total assets were $213,122,363 compared to $219,092,089 at September 30, 2002.

Other comprehensive income resulting from the mark-to-market of investments available-for-sale was a loss of $1,236,148 (after taxes) during the three months ended June 30, 2003, due to declining interest rates and the decrease in the market value of these investments.

DutchFork Bancshares, Inc. is the holding company for Newberry Federal Savings Bank, which operates three banking locations in Newberry County, South Carolina. The company is listed on the Nasdaq SmallCap exchange under the symbol "DFBS".

This release may contain forward-looking statements that are based on assumptions and describe future plans, strategies and expectations of DutchFork Bancshares and its wholly owned subsidiary, Newberry Federal. These forward looking statements are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. DutchFork Bancshares and Newberry Federal's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of DutchFork Bancshares and Newberry Federal include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposits flow, competition, demand for financial services in DutchFork Bancshares' and Newberry Federal's market area and accounting principles. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements. Except as required by law or regulation, the Company disclaims any obligation to update such forward-looking financial statements.



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INCOME STATEMENT DATA
(UNAUDITED) (Dollars in thousands)


                                         THREE MONTHS ENDED      NINE MONTHS ENDED
                                              JUNE 30,                  JUNE 30,
                                           2003        2002        2003       2002
                                         -------     -------     -------     -------

Interest income                          $2,986      $3,142      $7,997      $9,972
Interest expense                          1,133       1,581       3,776       5,231
Net interest income                       1,853       1,561       4,221       4,741
Provision for loan losses                    30                     170
Net interest income after provision
   for loan losses                        1,823       1,561       4,051       4,741
Non-interest income                         715         604       3,055       1,741
Non-interest expense                      1,193       1,198       4,052       3,793
Income before taxes                       1,345         967       3,054       2,689
Income tax expense                          286         349         543         941
Net income                                1,059         618       2,511       1,748

Income Per Share (Basic)                 $ 1.07      $  .54      $ 2.43      $ 1.53
Income Per Share (Diluted)               $ 1.01      $  .52      $ 2.30      $ 1.48
Return On Average Assets                   1.96%       1.03%       1.53%       0.94%
Return On Average Equity                  16.38%       7.38%      11.47%       7.09%
Net Interest Margin                        3.71%       2.73%       2.79%       2.69%


BALANCE SHEET DATA
(Dollars in thousands, except per share data)

                                                  JUNE 30,     SEPTEMBER 30,
                                                    2003           2002
                                                -----------    -------------

Total assets                                    $ 213,122      $ 219,092
Investment securities                             124,127        129,723
Loans                                              59,014         61,706
Allowance for loan losses                             569            424
Total deposits                                    145,835        149,290
Other borrowings                                   35,000         35,000
Shareholders' equity                               31,304         33,477
Equity to assets                                    14.69%         15.28%
Loan to deposit ratio                               40.47%         41.33%
Non-performing loans to assets                       0.55%          0.35%



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

AVERAGE BALANCES
(UNAUDITED)
                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                             JUNE 30,               JUNE 30,
                                        2003        2002        2003        2002
                                     ---------   ---------   ---------   ---------

Average total assets                 $ 215,646   $ 245,429   $ 219,438   $ 248,581
Average loans                           59,266      64,579      59,805      68,576
Average earning assets                 199,943     228,734     201,655     234,563
Average deposits                       148,572     147,394     151,129     147,812
Average other short-term borrowings     35,000      60,000      35,000      62,932

CONTACT:
   DutchFork Bancshares, Inc.
   J. Thomas Johnson or Steve P. Sligh, 803-321-3200